UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2016

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, 12th Floor

Boston, Massachusetts 02210

(Address of Principal Executive Offices)

(617) 466-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 31, 2016, each of Michael P. Tarnok, Joseph Feczko, Wyche Fowler, Jr. and Jack Kaye determined that they would not stand for election to the Board of Directors (the “Board) of Keryx Biopharmaceuticals, Inc. (“Keryx” or the “Company”) at the 2016 annual meeting of stockholders. Each will continue to serve as a director of the Company until the expiration of his current term of office at the 2016 annual meeting of stockholders. As a result, pursuant to Section 3.02 of the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board resolved to decrease the size of the Board by four members as of the 2016 annual meeting of stockholders.

(d) On March 31, 2016, the Board, pursuant to Section 3.02 of the Bylaws, increased the number of the directors on the Board to ten, and, pursuant to Section 3.05 of the Bylaws, appointed Steven Gilman and Michael Rogers as independent directors of the Board to fill the vacancies created by the increase. Each of Steven Gilman and Michael Rogers will serve as a director until their terms expire at the 2016 annual meeting of stockholders, at which time each will stand for election by the Company’s stockholders. Steven Gilman was appointed to the Research & Development Committee of the Board and Michael Rogers was appointed to the Audit Committee of the Board. Each will receive customary compensation in accordance with the Company’s director compensation policy.

Keryx announced the decisions not to stand for election and the appointment of Steven C. Gilman and Michael Rogers via press release on April 1, 2016. A copy of the press release is being filed as Exhibit 99.1 and incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements And Exhibits.

(d)	Exhibits.

99.1	Press Release of Keryx Biopharmaceuticals, Inc., dated April 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

Date: April 1, 2016

	By:	/s/ Brian Adams
Brian Adams
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Keryx Biopharmaceuticals, Inc., dated April 1, 2016.